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                                                                       EXHIBIT 5

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 31st day of October, 1996, by and between VAN KAMPEN AMERICAN CAPITAL EXCHANGE FUND, a California Limited Partnership hereinafter referred to as the "FUND," and VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT, INC., a Delaware corporation, hereinafter referred to as the "ADVISER".

The FUND and the ADVISER agree as follows:

(1)  Services Rendered and Expenses Paid by ADVISER

The ADVISER, subject to the control, direction and supervision of the Managing General Partners of the FUND and in conformity with applicable laws, the FUND's Certificate and Agreement of Limited Partnership, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions, shall:

a. manage the investment and reinvestment of the FUND's assets including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, determination of the industries and companies to be represented in the FUND's portfolio, and formulation and implementation of investment programs;

b. maintain a trading desk and place all orders for the purchase and sale of portfolio investments for the FUND's account with brokers or dealers selected by the ADVISER;

c. conduct and manage the day-to-day operations of the FUND including, by way of illustration, the preparation of registration statements, prospectuses, reports, proxy solicitation materials and amendments thereto, the furnishing of legal services except for services provided by outside counsel to the FUND selected by the Managing General Partners, and the supervision of the FUND's Principal Financial and Accounting Officer and the personnel working under his direction; and

d. furnish to the FUND office space, facilities, equipment and personnel adequate to provide the services described in paragraphs a., b., and c. above and pay the compensation of each FUND Managing General Partner and FUND officer who is an affiliated person of the ADVISER, except the compensation of the FUND's Principal Financial and Accounting Officer and related expenses as provided below.

In performing the services described in paragraph b. above, the ADVISER shall use its best efforts to obtain for the FUND the most favorable price and execution available and shall maintain records adequate to demonstrate compliance with this requirement. Subject to prior authorization by the FUND's Managing General Partners of





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appropriate policies and procedures, the ADVISER may, to the extent authorized by law, cause the FUND to pay a broker or dealer that provides brokerage and research services to the ADVISER an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. In the event of such authorization and to the extent authorized by law the ADVISER shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

Except as otherwise agreed, or as otherwise provided herein, the FUND shall pay, or arrange for others to pay, all its expenses other than those expressly stated to be payable by the ADVISER hereunder, which expenses payable by the FUND shall include (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of its Managing General Partners and officers other than those who are affiliated persons of the ADVISER; (iv) compensation of its Principal Financial and Accounting Officer, compensation of personnel working under the Principal Financial and Accounting Officer's direction, and expenses of office space, facilities, and equipment used by the Principal Financial and Accounting Officer and such personnel in the performance of their normal duties for the FUND which consist of maintenance of the accounts, books and other documents which constitute the record forming the basis for the FUND's financial statements, preparation of such financial statements and other FUND documents and reports of a financial nature required by federal and state laws, and participation in the production of the FUND's registration statement, prospectuses, proxy solicitation materials and reports to Partners; (v) fees of outside counsel to and of independent accountants of the FUND selected by the Managing General Partners; (vi) custodian, registrar and transfer agent fees and expenses; (vii) expenses related to the repurchase or redemption of its shares including expenses related to a program of periodic repurchases or redemptions; (viii) expenses related to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (ix) fees and related expenses of registering and qualifying the FUND and its shares for distribution under state and federal securities laws; (x) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the FUND; (xi) all other expenses incidental to holding meetings of the FUND's Limited Partners including proxy solicitations therefor; (xii) expenses for servicing the Limited Partners' accounts; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance;
(xiv) dues for the FUND's membership in trade associations approved by the Managing General Partners; and (xv) such nonrecurring expenses as may arise, including those associated with actions, suits, or proceedings to which the FUND is a party and the legal obligation which the FUND may have to indemnify its officers and partners with





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respect thereto. To the extent that any of the foregoing expenses are allocated between the FUND and any other party, such allocations shall be pursuant to methods approved by the Managing General Partners.

(2)  Role of ADVISER

The ADVISER, and any person controlled by or under common control with the ADVISER, shall be free to render similar services to others and engage in other activities, so long as the services rendered to the FUND are not impaired.

Except as otherwise required by the Investment Company Act of 1940 any of the Partners, officers and employees of the FUND may be a shareholder, director, officer or employee of, or be otherwise interested in, the ADVISER, and in any person controlled by or under common control with the ADVISER, and the ADVISER, and any person controlled by or under common control with the ADVISER, may have an interest in the FUND.

Except as otherwise agreed, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of the ADVISER, the ADVISER shall not be subject to liability to the FUND, or to any Partner of the FUND, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

(3)  Compensation Payable to ADVISER

The FUND shall pay to the ADVISER, as compensation for the services rendered, facilities furnished and expenses paid by the ADVISER, a monthly fee computed at the annual rate of one half of one percent (1/2%) of the FUND's average net assets. The ADVISER hereby agrees that it shall look for payment of such compensation solely to the FUND's assets and not to any personal assets of any partner of the FUND.

Such average net assets shall be determined by taking the average of all of the determinations of net asset value, made in the manner provided in the FUND's Certificate and Agreement of Limited Partnership, for each business day during a given calendar month. Such fee shall be payable for each calendar month as soon as practicable after the end of that month.

The fees payable to the ADVISER by the FUND pursuant to this Section 3 shall be reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the ADVISER, or any other direct or indirect majority owned subsidiary of American Capital Management & Research, Inc., or its successor, in connection with the purchase and sale of portfolio investments of the FUND, less any direct expenses incurred by such person, in





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connection with obtaining such commissions, fees, brokerage or similar payments. The ADVISER shall use its best efforts to recapture all available tender offer solicitation fees and exchange offer fees in connection with the FUND's portfolio transactions and shall advise the Managing General Partners of any other commissions, fees, brokerage or similar payments which may be possible for the ADVISER, or any other direct or indirect majority owned subsidiary of American Capital Management & Research, Inc., or its successor, to receive in connection with the FUND's portfolio transactions or other arrangements which may benefit the FUND.

In the event that the ordinary business expenses of the FUND for any fiscal year should exceed 1 1/2% of the first $30 million of the FUND's average daily net assets determined in the manner described in Section 3, plus 1% of any excess over $30 million of such average daily net assets so taken, the compensation due the ADVISER for such fiscal year shall be reduced by the amount of such excess. The ADVISER's compensation shall be so reduced by a reduction or a refund thereof, at the time such compensation is payable after the end of each calendar month during such fiscal year of the FUND, and if such amount should exceed such monthly compensation, the ADVISER shall pay the FUND an amount sufficient to make up the deficiency, subject to readjustment during the FUND's fiscal year. For purposes of this paragraph, all ordinary business expenses of the FUND shall exclude expenses incurred by the FUND (i) for interest and taxes; (ii) brokerage commissions; (iii) as a result of litigation in connection with a suit involving a claim for recovery by the FUND; (iv) as a result of litigation involving a defense against a liability asserted against the FUND, provided that, if the ADVISER made the decision or took the actions which resulted in such claim, it acted in good faith without negligence or misconduct; and (v) any indemnification paid by the FUND to its officers and Managing General Partners and the ADVISER in accordance with applicable state and federal laws as a result of such litigation.

If the ADVISER shall serve for less than the whole of any month, the foregoing compensation shall be prorated.

(4)  Duration of Agreement.

This Agreement shall have an initial term of two years from the date hereof and shall continue in force from year to year thereafter, but only so long as such continuance is approved at least annually by the vote of a majority of the FUND's Managing General Partners who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the FUND's Managing General Partners or a majority of the FUND's outstanding voting securities.





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This Agreement shall terminate automatically in the event of its assignment.
The Agreement may be terminated at any time by the FUND's Managing General Partners, by vote of a majority of the FUND's outstanding voting securities, or by the ADVISER, on not more than 60 days', nor less than 30 days' written notice, or upon such shorter notice as may be mutually agreed upon. Such termination shall be without payment of any penalty.

Notwithstanding the foregoing, the ADVISER hereby agrees that should any Limited Partner be sued for any obligation of the FUND as a general partner, which obligation or alleged obligation was incurred by the FUND while the ADVISER acted as such pursuant to this or any successor agreement, the ADVISER will indemnify such Limited Partner against any liability as general partner provided that such Limited Partner promptly notifies ADVISER in writing of the pendency of the action (unless the ADVISER is otherwise on notice) and provided the ADVISER has the opportunity to participate in the defense of the case.

The ADVISER hereby acknowledges that it is familiar with the provisions of the FUND's Partnership Agreement, and specifically Article 8.4 under which action may be taken only by majority vote of the Managing General Partners and no individual Managing General Partner is authorized to act on behalf of the FUND or to bind it except on such majority vote.

As further consideration for its being chosen as investment adviser for the FUND, ADVISER will cause VAN KAMPEN AMERICAN CAPITAL EXCHANGE CORPORATION, its wholly owned subsidiary, to own not less than 1% of the FUND's outstanding Shares, acquired for cash at net asset value, so long as such subsidiary shall remain a Non-Managing General Partner of the FUND, except that if the ADVISER ceases to continue as investment adviser to the FUND, it shall be permitted to withdraw its subsidiary's capital contribution on the earlier of two years following the termination of such status or two business days following the due approval at a meeting of Partners of a qualified successor as investment adviser.

(5)  Miscellaneous Provisions

For the purposes of this Agreement, the terms "affiliated person," "assignment," "interested person," and "majority of the outstanding voting securities" shall have their respective meanings defined in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted to either the ADVISER or the FUND by the Securities and Exchange Commission, or such interpretive positions as may be taken by the Commission or its staff, under said Act, and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.





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The parties hereto each have caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

VAN KAMPEN AMERICAN CAPITAL EXCHANGE FUND

By: /s/ DENNIS J. MCDONNELL

Name: Dennis J. McDonnell

Its: Executive Vice President



VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT, INC.

By: /s/ PETER W. HEGEL

Name: Peter W. Hegel

Its: Executive Vice President





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